Patch provides update on Pharmaxis investment

VANCOUVER, B.C., November 21, 2005 /PRNewswire-FirstCall, Patch International Inc. (PTII: OTCBB)

Patch International Inc. OTC: “PTII” (“the Company”) is pleased to announce that mandatory restrictions on the Company trading or disposing of any of its 11,200,000 share holding in Pharmaxis Ltd (“Pharmaxis”) expired on November 10, 2005. Pharmaxis trades on the Australian Stock Exchange and on NASDAQ through American Depository Shares (“ADS”), where 15 ordinary shares of Pharmaxis equal 1 ADS.

To help facilitate the Offering by Pharmaxis of 39.4 million ordinary shares, including 1.3 million ADSs representing 19.5 million ordinary shares, the Company entered into a voluntary “lock-up” agreement with CIBC World Markets Corp. (“CIBC”), the representative of the North American underwriters of Pharmaxis. The lock-up Agreement restricts the Company from trading or disposing of its interest in 7,280,000 (65%) of its Pharmaxis shares until 90 days from November 9, 2005 (the Pharmaxis final Prospectus date) without the consent of CIBC. This restriction may be extended by up to a further 34 days if certain Pharmaxis reporting conditions exist. The remaining 35% of the Company’s share investment in Pharmaxis, namely 3,920,000 Pharmaxis shares, are not subject to any sale restrictions.

As a result the Company has now begun the process of selling up to 3,920,000 Pharmaxis shares. The sale of these shares will be conducted in an orderly manner to maximize the Company’s return on its investment; for example sale of shares may include pre-arranged block sales or private sale of shares; also this program could take between 4 and 12 months to complete.

The Company’s estimates its liability for Australian Corporate Capital Gains Tax with respect to the sale of its Pharmaxis shares will be 30% of the net gain. In addition the Company will be liable for US corporate tax at the rate of 35% of the net gain, less tax losses that the Company may utilize to reduce the net gain, less credit for Australian taxes paid where allowable under the US / Australia Treaty.

ABOUT PATCH INTERNATIONAL

PTII is a junior oil and gas producer that currently earns oil revenue from 19 oil wells. These wells provide the company with short-term and long-term cash flow. This cash flow is expected to increase in the very near future because the McLeod well is now in full production. PTII has properties in North America, and is exploring opportunities in North Africa, South America, and Ukraine. PTII has begun a program to sell up to 3,920,000 (35%) of its 11.2 million shares investment in Pharmaxis (Australian Stock Exchange: PXS, NASDAQ NM: PXSL). 5.6 million shares of its Pharmaxis shares or the net proceeds of the sale of those shares, both after taxes and costs, have been declared as a dividend to shareholders of record as at July 30, 2004, subject to regulatory approval.

For further information visit our corporate website at www.patchinternational.com.

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Contact:

Investor Relations

Tel: 888-864-7372

Fax: 604-688-5390

Email: info@patchinternational.com

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision